Exhibit 10.101

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SHC MICHIGAN AVENUE MEZZANINE II, LLC

Dated as of August 31, 2007

THE UNITS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. SUCH UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH UNITS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME

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EXHIBITS

Exhibit A	Planned Renovation
Exhibit B	List of Officers
Exhibit C	Form of Register
Exhibit D	Sample Calculations for Capital Event Distributions

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

SHC MICHIGAN AVENUE MEZZANINE II, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time in accordance with the terms hereof, this “Agreement”) dated as of August     , 2007 (the “Effective Date”) of SHC Michigan Avenue Mezzanine II, LLC, a Delaware limited liability company (the “Company”), is made by and among DND Hotel JV Pte Ltd, a Singapore company (“RECO”), and CIMS Limited Partnership, an Illinois limited partnership (“SHR”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in Article I hereof.

RECITALS

WHEREAS, prior to the Effective Date, SHR was the sole member of the Company pursuant to that certain Limited Liability Company Agreement dated as of April 1, 2005 (the “Original Agreement”).

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, SHR desires to admit RECO as a Member of the Company and to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

GENERAL

Section 1.1 Formation of Limited Liability Company. The Company was formed under and pursuant to the Act on March 17, 2005 by the execution and filing of a certificate of formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware.

Section 1.2 Amendment and Restatement of Original Agreement. The original agreement is hereby amended and restated in its entirety as set forth in this Agreement.

Section 1.3 Name. The name of the Company is “SHC Michigan Avenue Mezzanine II, LLC” or such other name or names as the Board of Directors may from time to time designate; provided that the name shall always contain the words “Limited Liability Company,” “LLC” or “L.L.C.

Section 1.4 Purpose. The business and purpose of the Company is to (i) engage, either directly or through one or more Subsidiaries, in any lawful act or activity for which limited liability companies may be organized under the Act and (ii) do all things as may be necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the foregoing purpose and that is not prohibited by the Act or the law of any jurisdictions in which the Company engages in business.

Section 1.5 Term. The term of the Company commenced on the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until the date on which the Company is dissolved pursuant to Article IX.

Section 1.6 Place of Business. The principal place of business of the Company is 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, or such other place or places as may be determined from time to time by the Board of Directors; provided, however, that as of September 7, 2007 the principal place of business of the Company shall be 200 W. Madison, Suite 1700, Chicago, Illinois 60606. The Company may also maintain additional offices in such other places as may be determined from time to time by the Board of Directors.

Section 1.7 Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.

Section 1.8 Qualification. The Board of Directors shall cause the Company to continue to be qualified and existing as a limited liability company under the Act and shall cause it to be qualified and registered as such in other jurisdictions if the Board of Directors shall determine that it is appropriate for the Company to be so qualified or to be so registered.

Section 1.9 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and, if applicable, state or other tax purposes, and neither this Agreement nor any other document entered into by the Company or any Member shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and other income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE II

DEFINITIONS

Section 2.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time, and any successor to that act.

“Actions” has the meaning set forth in Section 3.10.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Company taxable year, after giving effect to a credit, if any, to such Capital Account of any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes hereof, the Company and its Subsidiaries shall not be deemed an Affiliate of any Member.

“Agreement” has the meaning set forth in the Preamble.

“Asset Manager” means SHC DTRS, Inc., a Delaware corporation.

“Asset Management Agreement” means the asset management agreement, dated as of the Effective Date, between the REIT Subsidiary and the Asset Manager, as amended from time to time.

“Bad Act” means, with respect to a Member, the commission or occurrence of any of the following: (i) such Member is the subject of a criminal indictment or an equivalent criminal proceeding before any court or tribunal for a felony or for a crime involving moral turpitude or dishonesty (or an attempt of dishonesty) or for criminal activity that is punishable by imprisonment; (ii) such Member (or one of the officers of the Company) engages in any activity with respect to the Hotel, its operations, the Company or any of its Subsidiaries (a) that is committed in bad faith or in a manner that constitutes gross negligence, fraud or willful misconduct, or (b) that constitutes a felony and such party intentionally engaged in such activity knowing that the activity was unlawful at such time; (iii) such Member (or one of the officers of the Company) commits an intentional breach of this Agreement or the Asset Management Agreement; or (iv) upon the voluntary or involuntary bankruptcy, dissolution or insolvency of such Member.

“Board of Directors” or “Board” has the meaning set forth in Section 3.1.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 7.6 or 7.7 hereof with respect to such Member’s Interests, and the amount of any Company liabilities which are assumed by such Member or which are secured by any Company property distributed to such Member with respect to its Interests.

(b) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement with respect to such Member’s Interests, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 7.6 or 7.7 hereof with respect to its Interests, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company with respect to its Interests.

(c) In the event all or a portion of an interest in the Company which arises from Interests is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d) In determining the amount of any liability for purposes of clauses (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), including syndication expenses as described in Regulations Section 1.709-2(b), shall be allocated among the Members in proportion to their respective Capital Contributions. Such expenditures shall be taken into account under this Agreement at the time they would be taken into account under the Company’s method of accounting if they were deductible expenditures. In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Board of Directors may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article IX hereof upon the dissolution of the Company. The Board of Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, to the extent provided in and consistent with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

“Capital Contribution” means, with respect to any Class A Member, the amount of cash and the fair market value of any property, determined without regard to the provisions of Code Section 7701(g), contributed (or deemed to be contributed) to the Company with respect to the Class A Interests, as set forth on the Register.

“Capital Event” has the meaning set forth in Section 7.3.

“Capital Event Distribution” has the meaning set forth in Section 7.3.

“Certificate” has the meaning set forth in Section 1.1.

“Change of Control Notice” has the meaning set forth in Section 8.2.

“Class A Interests” means the Interests held by the Class A Members having such rights and preferences as are set forth herein.

“Class A Member” means any holder of Class A Interests. The initial Class A Members are SHR and RECO.

“Class B Interest” means the Interests held by the Class B Member having such rights and preferences as are set forth herein.

“Class B Member” means the holder of Class B Interests, which shall initially be SHR.

“Class B Preference Amount” means $21,034,000, but subject in all respects to a combined calculation under certain circumstances as contemplated in Section 7.4 hereof.

“Code” the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” has the meaning attributed to partnership minimum gain” as set forth in Treasury Regulations §§ 1.704-2(b)(2) and 1.704-2(d).

“Deadlock” shall be deemed to occur on the date following any thirty (30) day period during which the Board of Directors has attempted in good faith to resolve its inability to agree on one of the Major Decisions identified in Sections 3.3(a) through 3.3(j) hereof (assuming such matter has not been resolved as of such date), which thirty (30) day period commenced upon written notice by SHR or RECO to the other party declaring a Deadlock or upon the date of the Board of Directors meeting in which the matter was placed on the agenda and considered, but no decision was reached.

“Director” shall have the meaning set forth in Section 3.1. Each Director shall be considered a “manager” for purposes of the Act.

“Disposition” means a Capital Event with respect to the Company, other than a Capital Event that arises solely from a refinancing transaction.

“Distribution” means a distribution of cash by the Company to a Member pursuant to this Agreement.

“Effective Date” has the meaning set forth in the Preamble.

“Emergency Costs” means all costs and expenses required to (a) correct a condition that if not corrected would endanger imminently the preservation or safety of the Hotel or the safety of tenants, guests or other persons lawfully on or using the Hotel, (b) avoid the imminent suspension of any necessary service in or to the Hotel, (c) prevent any of the Members or their Affiliates from being subjected imminently to criminal or substantial civil penalties or damages resulting from the failure of the Hotel, the Company or any of its Subsidiaries to comply with applicable law, or (d) to avoid a material breach of the Hotel Management Agreement for failure to meet Brand Standards (as defined in the Hotel Management Agreement) or a material breach of any other agreement to which the Company or any of its Subsidiaries is a party.

“Fiscal Quarter” means each calendar quarter in each Fiscal Year.

“Fiscal Year” means (a) the 12-month period commencing on January 1 and ending on December 31, (b) any portion of the period described in clause (a) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction or (c) such other period as may be required pursuant to Section 706 of the Code and the Regulations thereunder.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“RECO” has the meaning set forth in the Preamble.

“Gross Asset Value” means, for any asset, such asset’s adjusted basis for federal income tax purposes, as adjusted from time to time to reflect the adjustments that are required or permitted by, or are consistent with, Regulations Section 1.704-1(b)(2)(iv)(d) through (g), (i) through (n) and (p) through (r); provided, however, that:

(a) the initial fair market value of any asset contributed by a Member to the Company shall be its fair market value as determined by the Board of Directors; and

(b) the Capital Account adjustments permitted pursuant to an event described in Regulations Sections 1.704-1(b)(2)(iv)(f) and (m) shall be made unless the Company reasonably determines that such adjustments would not reflect the relative economic interests of the Members in the Company.

“Hotel” means the hotel located at 505 North Michigan Avenue, Chicago, Illinois and commonly known as the Chicago InterContinental Hotel, including all land, improvements, fixtures, and appurtenances owned by the Company or any of its Subsidiaries.

“Hotel Management Agreement” means that certain Management Agreement to manage the Hotel, by and among the TRS Lessee and the Hotel Manager, as amended from time to time.

“Hotel Manager” means the Manager of the Hotel, as defined in the Hotel Management Agreement.

“Indemnified Costs” has the meaning set forth in Section 3.10.

“Indemnified Party” has the meaning set forth in Section 3.10.

“Initial Capital Contributions” has the meaning set forth in Section 6.1(a).

“Initial Percentage Interest” means, with respect to each Class A Member, its Percentage Interest determined based on Initial Capital Contributions.

“Interests” means a limited liability company interest in the Company with such rights, preferences and obligations as are set forth herein.

“Internal Rate of Return” or “IRR” means the cash-on-cash internal rate of return, determined in good faith by the Board of Directors in accordance with standard financial practice.

“Lender” has the meaning set forth in Section 8.1(c).

“Liquidation Date” means the date which is the earlier of (a) the date upon which the Company is considered “terminated” under Code Section 708(b)(1)(A) or (b) the date upon which the Company ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts and distributing any remaining balance to its Members).

“Liquidation Period” has the meaning set forth in Section 9.4.

“Liquidation/Sale Event” has the meaning set forth in Section 8.4(b).

“Liquidation/Sale Procedure” has the meaning set forth in Section 8.4(b).

“Liquidator” has the meaning set forth in Section 9.2.

“Member” means any holder of Interests from time to time admitted as a member of the Company.

“Necessary Expenditures” means, with respect to the Company or any of its direct or indirect Subsidiaries to the extent then due or coming due, (a) all expenditures required to fund any Planned Renovation, (b) all Emergency Costs, (c) all fees, expenses and reimbursements owed under the Asset Management Agreement, (d) expenditures and amounts due under the Hotel Management Agreement, (e) insurance payments, real estate tax payments, principal, interest or other payments with respect to indebtedness, utility costs, costs of repairs and maintenance, costs required for compliance with federal, state and local laws, codes, rules or regulations (including without limitation filing tax return and obtaining and/or renewing permits or licenses), and (f) any other operating expenses or capital expenses set forth in any budget approved by the Board of Directors in accordance with Section 3.3 hereof.

“Net Financing Proceeds” means the net proceeds actually received by the Company (directly or through distributions from its Subsidiaries) from any financing, refinancing or borrowing, after deducting (A) any expenses incurred in connection therewith, (B) any amounts applied towards the payment of any existing indebtedness or of other obligations or expenses of the Company or its Subsidiaries and (C) any reserves deemed necessary by the Board of Directors.

“Net Sales Proceeds” means the net proceeds actually received by the Company (directly or through distributions from its Subsidiaries) from (i) a Sale of all or any material portion of the Hotel, or (ii) or Sale of a material portion of the Interests or other equity securities of the Company or any of its Subsidiaries or a liquidation of the Company or any of its Subsidiaries, after deducting (A) any fees, expenses or commissions incurred in connection therewith, (B) any amounts payable under the Asset Management Agreement in connection with such transaction, (C) any amounts applied towards the payment of any indebtedness or other obligations or expenses of the Company or its Subsidiaries, and (D) any reserves reasonably deemed necessary by the Board of Directors.

“Operating Cash Flow” means, other than Net Financing Proceeds, Net Sales Proceeds and Capital Contributions and other proceeds from issuances of Interests, an amount equal to all cash proceeds actually received by the Company from any source (directly or through distributions from its Subsidiaries), reduced by the sum of (A) cash expenditures by the Company and its Subsidiaries for costs and expenses in connection with the Company’s and its Subsidiaries’ businesses, including without limitation asset management fees, taxes, and interest paid with respect to indebtedness, (B) all cash expenditures by the Company and its Subsidiaries during such period for capital improvements and/or replacements in accordance with the terms and conditions hereof and (C) such reserves as are established in good faith by the Board of Directors.

“Operating Distributions” has the meaning set forth in Section 7.2.

“Other Asset Management Agreement” means the Asset Management Agreement, as defined in the Other Holding LLC Agreement.

“Other Disposition” means a Capital Event under the Other Holding LLC Agreement, other than a Capital Event that arises solely from a refinancing transaction.

“Other Holding LLC” means SHC Aventine II, L.L.C., a Delaware limited liability company.

“Other Holding LLC Agreement” means the amended and restated limited liability company agreement of the Other Holding LLC, as amended from time to time.

“Other Hotel” shall mean the Hyatt Regency La Jolla at Aventine located in San Diego, California.

“Other REIT Subsidiary” means New Aventine Mezzanine I, Inc., a Delaware corporation.

“Percentage Interest” means, with respect to each Class A Member, the quotient, expressed as a percentage, equal to (x) the aggregate Capital Contributions made by such Class A Member divided by (y) the aggregate Capital Contributions made by all Class A Members.

“Person” means any individual, partnership, corporation, trust, limited liability company, association, joint venture, estate, governmental entity or other legal person.

“Planned Renovation” means the agreed upon renovation of the Hotel described on Exhibit A hereto.

“Profits” and “Losses” means any reference to any item of income, gain, loss or deduction thereof mean, for each Company taxable year, an amount equal to the Company’s taxable income or loss for such Company taxable year, determined in accordance with Code Section 703(a) (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 702(a)), with the following adjustments:

(a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as expenditures described in Code Section 705(a)(2)(B) pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted in accordance with the definition of “Gross Asset Value” above, the amount of such adjustment shall, except to the extent subject to special allocation pursuant to Section 7.6 or Section 7.7(c), be taken into account as an item of income, gain, loss or deduction from the disposition of such asset for purposes of computing Profits or Losses; and

(d) notwithstanding any other provisions of this definition of “Profits” and “Losses” amounts specially allocated pursuant to Section 7.6 or Section 7.7(c) shall not be included in the computation of Profits and Losses for the year for purposes of the allocations set forth in Section 7.5.

“Purchase Agreement” means that certain Agreement for Sale and Purchase of Membership Interests dated as of May 29, 2007 between SHR and RECO, as amended from time to time.

“Register” means the register of Interests and Members maintained by the Board of Directors, as further described in Section 6.2.

“Regulatory Allocations” has the meaning set forth in Section 7.6(b).

“REIT Subsidiary” means SHC Michigan Avenue Mezzanine I, Inc., a Delaware corporation.

“Sale” means the sale, exchange, transfer or other disposition.

“Securities Act” means the Securities Act of 1933, as amended.

“SHR” has the meaning set forth in the Preamble.

“SHR Change in Control” shall mean a “Change of Control” with respect to Strategic Hotels & Resorts, Inc., as defined in that certain Strategic Hotel Capital, Inc. 2004 Incentive Plan (excluding the definition that may be included in any Award Agreement as defined in such 2004 Incentive Plan).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of the Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Tax Matters Member” has the meaning set forth in Section 7.9.

“Terminable Event” means, with respect to any Member, any of the following: (a) the failure by the other Member to make a Mandatory Contribution when due in accordance with this Agreement (provided that if RECO has failed to make a Mandatory Contribution due to the application of the RECO Capital Limit, any corresponding failure of SHR to make such Mandatory Contribution shall not constitute a Terminable Event); (c) the occurrence or commission of a Bad Act with respect to the other Member; (d) upon receipt by such Member of a Foreclosure Notice as contemplated in Section 8.1(c); or (e) with respect to RECO, the occurrence of a SHR Change in Control within eighteen (18) months after the Effective Date.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including by operation of law) or the acts thereof. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

“Treasury Regulations” or “Regulations” means the applicable provisions of the federal income tax final or temporary regulations promulgated under the Code, as amended from time to time, including the corresponding provisions of any succeeding regulations.

“Wholly-Owned Affiliate” shall mean, with respect to SHR, any entity wholly owned, directly or indirectly, by Strategic Hotels & Resorts, Inc. or, with respect to RECO, any entity wholly owned, directly or indirectly, by the Minister for Finance (Inc.) Singapore, as the case may be.

ARTICLE III

MANAGEMENT

Section 3.1 General. The business and affairs of the Company shall be managed exclusively by a board of one or more directors designated by the Members as set forth herein (each, a “Director” and collectively, the “Board of Directors” or the “Board”) and by such officers of the Company, if any, as may be appointed from time to time by the Board of Directors in accordance with this Agreement. Except where the approval of the Members is expressly required by this Agreement or by non-waivable provisions of the Delaware Act, the Board of Directors shall have full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of the Company.

Section 3.2 Composition of Board of Directors.

(a) The Board of Directors shall at all times consist of three (3) Directors to be designated by the Class A Members as follows: (i) two (2) Directors designated by SHR, who shall initially be Robert T. McAllister and Paula C. Maggio; and (ii) one (1) Director designated by RECO, who shall initially be Adam Gallistel. The Director designated by RECO is referred to as the “RECO Director”.

(b) Each Director shall serve until the earlier of his resignation, replacement, removal or death. Any member of the Board of Directors may resign at any time by giving written notice to the Company. Any Director(s) may be removed at any time, with or without cause, but only by the Member entitled to designate such Director(s) in accordance with Section 3.2(a) above. If a vacancy occurs for any reason in the office of the Board of Directors, the Member that designated the departing Director shall promptly elect a replacement for such Director.

Section 3.3 Major Decisions. Except as otherwise expressly set forth in this Agreement, none of the following decisions or actions involving the conduct of the business and affairs of the Company or any of its Subsidiaries (the “Major Decisions”) shall be made or taken without the unanimous approval of the Board of Directors.

(a) (1) a Sale of all or substantially all of the assets of the Company or its Subsidiaries or of all or substantially all of the real and personal property constituting the Hotel, (2) a Sale (whether by merger, consolidation, reorganization, recapitalization or otherwise) of at least a majority of the then outstanding voting securities of the Company or its Subsidiaries to any Person, except as expressly contemplated by Article VIII hereof and (3) any determination of the sales price and other material terms of the transactions described in items (1) and (2) above (including whether to accept consideration in a form other than cash). For the avoidance of doubt, an SHR Change in Control shall not constitute a Major Decision subject to unanimous approval of the Board of Directors.

(b) (1) acquiring a business or entity (whether by merger, recapitalization, consolidation, acquisition of assets or securities, or other otherwise); (2) entering into any joint venture, joint operating or similar arrangement; or (3) forming a Subsidiary;

(c) except with respect to Necessary Expenditures, any expansion of the Hotel or other capital expenditures that exceed the Reserve for FF&E (as defined in the Hotel Management Agreement) by an amount greater than $500,000 in the aggregate with respect to the Hotel in any Fiscal Year;

(d) incurrence, issuance, refinancing or guarantee of indebtedness by the Company or any of its Subsidiaries, or amending or modifying any material terms of such indebtedness, other than (1) draws under any working capital line of credit or similar credit facility in an amount not in excess of the amount of working capital required for the operation of the Hotel in accordance with the Management Agreement or (2) to the extent no such line of credit or other credit facility is in place, indebtedness not in excess of $500,000.

(e) (1) any material amendment to the Hotel Management Agreement or any amendment to the Asset Management Agreement, (2) termination of the Hotel Management Agreement or the Asset Management Agreement in accordance with their respective terms or otherwise with the consent of the other party thereto and the selection of a new hotel manager or asset manager in connection with any termination or (3) approval of any assignment by the Hotel Manager or the Asset Manager, as applicable, of its rights and/or obligations under the Hotel Management Agreement or the Asset Management Agreement;

(f) any material and fundamental change with respect to the operation of the Hotel or the nature of the Hotel’s business;

(g) issuing Interests or other equity interests of the Company to any Person or requiring any additional Capital Contributions from the Members, except in each case with respect to Necessary Expenditures as contemplated in this Agreement;

(h) taking any action that could reasonably be expected to cause the REIT Subsidiary to lose its status as a REIT;

(i) filing any petition or consenting to the filing of any petition, or taking any action that would cause the Company or any of its Subsidiaries to be subject to any bankruptcy or similar proceedings;

(j) causing a liquidation or dissolution of the Company or any of its Subsidiaries;

(k) (1) approval of the operating and capital budget for the Company, if any (excluding the operating and capital budget for the Hotel, which is subject to review or approval in accordance with item (2) of this subsection), and (2) approval of the annual capital budget for the Hotel (it being understood that each of the Members shall be entitled to review and comment on any operating budgets, but the approval of such operating budgets shall not be a Major Decision);

(l) purchasing directors and officers insurance or other insurance for the benefit of the Indemnified Parties;

(m) entering into or amending any agreements or arrangements between or among the Company or any of its Subsidiaries and any of their respective Members, officers, directors or, Affiliates, or any of their respective Affiliates (each, a “Related Party”), or the payment of any fees or other compensation to any Related Party, except in each case as expressly contemplated by this Agreement, the Purchase Agreement, the Asset Management Agreement, the Hotel Management Agreement or any other written agreement entered into on the Effective Date and executed or otherwise approved by each of the Class A Members;

(n) the settlement or compromise of any claim by or against third parties in excess of $500,000 with respect to the Hotel;

(o) selection of the accountants and independent auditors for the Company or its Subsidiaries;

(p) entering into any loan agreement or other material agreement outside the ordinary course of business;

(q) notwithstanding Section 7.8(b), making any tax election that would reasonably be expected to have a material adverse affect on RECO’s United States federal income tax liability; or

(r) entering into any agreement or commitment to take any of the foregoing actions.

Section 3.4 Meeting of the Board of Directors. The Board of Directors may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by any Director on not less than 10 days’ notice to each Director by telephone, facsimile, mail, e-mail, telegram or any other means of communication.

Section 3.5 Quorum: Acts of the Board. At all meetings of the Board of Directors, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise required by any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the Directors having the requisite voting power to approve such action consent thereto in writing.

Section 3.6 Electronic Communications. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in meetings of the Board of Directors, or any committee, by means of telephone conference or similar communications equipment that allows all individuals participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.7 Committees of Directors.

(a) The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(b) Subject to the terms of Section 3.3, any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.8 Outside Activities. Each Director, officer, Member and any Person who is an Affiliate of any of the foregoing may engage or hold interests in other business ventures of every kind and description for his, her or its own account, whether or not such business ventures are in direct or indirect competition with the business of the Company and whether or not the Company has any interest therein. Neither the Company nor any of the Members shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom.

Section 3.9 Exculpation.

(a) No Director, officer, Tax Matters Member or Liquidator nor any of their respective agents, partners, members, employees, directors, managers, owners, counsel or Affiliates, in their respective capacity as such, shall have any duty to the Company or any Member except as set forth herein or in other written agreements executed in connection herewith. No Director, Tax Matters Member or Liquidator nor any of their respective agents, partners, members, employees, directors, managers, owners, counsel or Affiliates, acting as such, shall (i) be personally liable for the debts, obligations, or liabilities of the Company, including any such debts, obligations, or liabilities arising under a judgment decree or order of a court or arbitrator; (ii) be obligated to restore any deficit Capital Account; (iii) be required to return all or any portion of any Capital Contribution returned pursuant to Article VII; or (iv) be required to lend any funds to the Company.

(b) No Director, officer, Tax Matters Member, Liquidator nor any of their respective agents, partners, members, employees, directors, managers, owners, counsel or Affiliates shall be liable, responsible, or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act (even if such action or failure to act constituted negligence on such Person’s part) on behalf of the Company within the scope of the authority conferred on such Person by this Agreement or by law, unless such act or failure to act constituted gross negligence or willful misconduct.

Section 3.10 Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, (i) each Member, in its capacity as such, (ii) each current or former Director or officer of the Company, in his, her or its capacity as such, (iii) the Tax Matters Member, in his, her or its capacity as such, (v) a Liquidator acting pursuant to Section 9.2, in its capacity as such, and (v) each director, officer, agent, partner, member, employee, owner or consultant of each Member, Director, Tax Matters Member or Liquidator, in each case in its capacity as such (individually, an “Indemnified Party”), as follows:

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, any Indemnified Party from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and other professional fees and expenses), judgments, fines, surcharges, tax penalties, settlements, and other amounts (“Indemnified Costs”) arising from all claims, demands, actions, suits, or proceedings (“Actions”), whether civil, criminal, administrative, or investigative, in which the Indemnified Party may be involved, or threatened to be involved, as a party or otherwise in any way related to or arising out of this Agreement, the Company or the management or administration of the Company or in connection with the business or affairs of the Company or the activities of such Indemnified Party on behalf of the Company; provided, however, that no such Person shall be indemnified hereunder for any Indemnified Costs that proximately result from such Person’s gross negligence or willful misconduct.

(b) The Company shall pay or reimburse, to the fullest extent allowed by law and consistent with Section 3.10(a), in advance of the final disposition of the proceeding, Indemnified Costs incurred by the Indemnified Party in connection with any Action that is the subject of Section 3.10(a); provided, however, that the Indemnified Party shall provide to the Company written confirmation that the Indemnified Party will return any amounts so advanced by the Company to the extent that it is subsequently determined that the Indemnified Party was not entitled to receive such amounts advanced. It shall not be a condition of any such undertaking that it be secured, and the financial capacity of the Indemnified Party shall not be considered in connection with this Section 3.10(b).

(c) Notwithstanding any other provision of this Section 3.10, the Company shall pay or reimburse actual out-of-pocket Indemnified Costs incurred by an Indemnified Party in connection with such Person’s appearance as a witness or other participation in a proceeding or investigation involving or affecting the Company at a time when the Indemnified Party is not a named defendant or respondent in the proceeding.

(d) Subject to Section 3.3, the Board of Directors may cause the Company to purchase and maintain insurance or other arrangements on behalf of the Indemnified Parties against any liability asserted against any Indemnified Party and incurred by any Indemnified Party in that capacity or arising out of the Indemnified Party’s status in that capacity, regardless of whether the Company would have the power to indemnify the Indemnified Party against that liability under this Section 3.10. The indemnification provided by this Section 3.10 shall be in addition to any other rights to which the Indemnified Parties may be entitled under any agreement, vote of the Members, as a matter of law, or otherwise, and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnified Party.

(e) An Indemnified Party shall not be denied indemnification in whole or in part under this Section 3.10 because the Indemnified Party had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f) The indemnification provided by this Section 3.10 shall be recoverable only out of the assets of the Company, and no Member shall have any obligation to make any Capital Contributions therefor or otherwise have personal liability on account thereof.

(g) The amount of any indemnification payable under this Section 3.10 shall be calculated so as to account for (i) any associated tax benefits and burdens to the Indemnified Party resulting from the matter (including those resulting from any such indemnity) and (ii) the receipt of insurance proceeds or other proceeds paid by Persons not affiliated with the Indemnified Party to the extent that such proceeds are paid without reservation, are actually received and specifically relate to the claim otherwise covered by the indemnity provisions herein. The parties agree to respond within a reasonable time to any inquiry by the Company as to the status of any such insurance or other third-party payment. Each party hereto who is an Indemnified Party agrees to act in good faith to pursue diligently any bona fide potential payer of insurance or, in the absence of a valid business reason, any bona fide potential third-party payer. The Company shall be subrogated to any claims or rights of any Indemnified Party as against any other Person(s) with respect to any Indemnified Costs paid by the Company. Each Indemnified Party shall cooperate with the Company to a reasonable extent, at the Company’s expense, in the assertion by the Company of any such claim against such other Persons.

(h) Each Member hereby acknowledges and agrees that, in accordance with Section 18-1101 of the Delaware Act, no Director (in his or her capacity as such) shall have any liability to the Company or any other Director or any Member for breach of fiduciary duties; provided that this sentence shall not be construed to limit or eliminate liability for any act or omission that constitutes a bad faith or intentional violation of the implied contractual covenant of good faith and fair dealing.

Section 3.11 Appointment of Officers; Authority of Officers.

(a) Election of Officers. The Board of Directors hereby appoints the individuals set forth on Exhibit B hereto to serve as the officers of the Company, subject to removal and/or replacement by the Board of Directors in accordance with this Agreement. Any removal or replacement of the foregoing individuals shall not require an amendment to this Agreement.

(b) Authority of Officers. Subject in all cases to the ultimate authority of the Board of Directors and/or the rights and responsibilities granted to the Asset Manager, the officers shall manage the day-to-day business and affairs of the Company in the ordinary course of its business, in each case, unless the Board of Directors shall have previously restricted (specifically or generally) such powers. For the avoidance of doubt and without limiting the extent of any rights and/or powers vested in the Board of Directors hereunder, (i) at no time shall actions or decisions relating to Major Decisions be deemed to have been delegated to the officers, (ii) all decisions, determinations, actions, approvals and/or consents relating to Major Decisions shall require the approval of the Board of Directors in accordance with Section 3.3, and (iii) no officers of the Company shall have power or authority with respect to any Major Decisions in the absence of such approval of the Board of Directors. Subject to and without express or implied limitation of the foregoing, the officers of the Company shall have the following powers and responsibilities, it being understood that the Board of Directors may revoke, alter and/or diminish any of the following powers and responsibilities without amending this Agreement:

(i) President. The President, if any, shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President or any other Officer authorized by the President or the Board shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed; or (ii) where signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Company.

(ii) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

(iii) Secretary and Assistant Secretary. The Secretary, if any, shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries, shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

(iv) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of

Directors. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and to the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers, shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

(c) Officers as Agents. The officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board of Directors not inconsistent with this Agreement or the Asset Management Agreement, are agents of the Company for the purpose of the Company’s business and, the actions of the officers taken in accordance with such powers shall bind the Company.

Section 3.12 Tax Covenants. Notwithstanding anything to the contrary contained herein or in any other agreement between the parties hereto:

(a) The Company shall not engage in commercial activity as such term is defined in Section 892 of the Code.

(b) The Company shall take all actions necessary to ensure that the REIT Subsidiary does not pay dividends in 2007 or in 2008 in a manner that would result in the shareholders being treated as receiving such dividend in 2007 pursuant to Section 857(b)(9) of the Code; rather, the Company shall cause the REIT Subsidiary to declare and pay dividends after April 30, 2008 pursuant to Section 858 of the Code with respect to the 2007 taxable year.

(c) The Company will not incur any “effectively connected income” within the meaning of Section 864 of the Code.

(d) If the Company receives a properly executed Internal Revenue Service Form W-8EXP and for as long as such form is valid, the Company will not withhold any tax pursuant to Chapter 3 of the Code on any amounts accrued or payable to RECO, including with respect to capital gain dividends paid by the REIT Subsidiary.

(e) The Company acknowledges that the REIT Subsidiary is intended to qualify at all times as a “real estate investment trust” within the meaning of Section 856 of the Code. Accordingly, the Company shall use its commercially reasonable efforts to conduct the operations and otherwise administer the REIT Subsidiary at all times in a manner that will enable it to satisfy all the requirements for real estate investment trust status under Sections 856 through 860 of the Code, and to avoid, to the extent possible, the imposition of any entity-level federal or state income or excise taxes (other than income taxes imposed on any “taxable REIT subsidiary” of any REIT and other than excise tax pursuant to Section 858 of the Code on the dividend referred to in Section 3.12(b)).

In particular, the Company shall use commercially reasonable efforts to administer the REIT Subsidiary in accordance with the following limitations: (i) in no event shall any shareholder of the REIT Subsidiary be required to contribute funds to the REIT Subsidiary in order to permit the REIT Subsidiary to satisfy the foregoing distribution requirement; and (ii) the SHR shall use commercially reasonable efforts to cause the REIT Subsidiary not to engage in any “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code. If the REIT Subsidiary’s available funds are insufficient to meet the foregoing distribution requirement, the Company may cause the REIT Subsidiary to make a “consent dividend” within the meaning of Section 565 of the Code. In no event shall the Company be required to contribute funds to the REIT Subsidiary in order to permit the REIT Subsidiary to satisfy the foregoing requirements.

(f) SHR shall have the sole responsibility and obligation to oversee, implement and enforce the policies and decisions of the Board of Directors with respect to the covenants and agreements expressly set forth in this Section 3.12. SHR shall discharge its duties expressly set forth in this Section 3.12 in good faith and in accordance with good industry practice, all applicable laws and this Agreement. SHR may delegate some or all of the duties set forth in this Section 3.12 to the Asset Manager, provided that such delegation shall not discharge SHR’s responsibilities or obligations hereunder. Any Person not Affiliated with SHR that deals with SHR in connection with the performance of its duties under this Section 3.12 may rely absolutely on any action, failure to act, or execution and delivery of any instrument by SHR on behalf of the Company as having been authorized by requisite action of the Company.

ARTICLE IV

RIGHTS AND OBLIGATIONS OF THE MEMBERS

Section 4.1 Limitation of Liability. Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Member shall have any personal liability whatever in such Member’s capacity as a Member, whether to the Company, to any other Members, to the creditors of the Company, or to any third party, for the debts, liabilities, commitments or other obligations of the Company or for any losses of the Company. Each Member shall only be liable to make any payments expressly set forth herein.

Section 4.2 Rights and Duties. The Members (in their capacity as such) shall not participate in the management or control of the Company’s business, transact any business for the Company or have the power to act for or bind the Company. A Member may not resign from the Company prior to the dissolution and winding up of the Company, except upon a Transfer of all of its Interests expressly permitted under this Agreement. Upon any such resignation, the Member shall not be entitled to receive the fair value of the Member’s Interests under Section 18-604 of the Delaware Act.

ARTICLE V

MEETINGS AND VOTING OF MEMBERS

Section 5.1 Meetings. There shall be no mandatory regular meetings of the Members.

Section 5.2 Special Meetings. Special meetings of the Class A Members, for any purpose or purposes, may be called by any Director or any Class A Member.

Section 5.3 Time and Place, Notice, Etc. Special meetings of the Class A Members may be held at the principal office of the Company, or at such other place as shall be determined by the Persons calling the meeting pursuant to Section 5.2. Notice of any special meeting shall set forth the time of the meeting and shall be sent to each Class A Member as set forth in Section 12.1 at least 10 days before the day on which the meeting is to be held, or if sent by fax or delivered personally or by telephone, not later than 5 days before the day on which the meeting is to be held.

Section 5.4 Quorum. At each meeting of the Class A Members, the holders of at least two-thirds of the outstanding Class A Interests, present in person or by proxy, shall constitute a quorum for the transaction of any business which may be taken at such a meeting.

Section 5.5 Voting. Except as otherwise expressly provided herein or as expressly required by law, all decisions to be made by the Class A Members shall require the affirmative vote of the holders of at least two-thirds of the outstanding Class A Interests. Other than the Class A Members, no Member shall have any voting rights.

Section 5.6 Meeting Through Use of Communications Equipment. Members shall have the right to participate in meetings by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participants shall constitute presence in person at the meeting.

Section 5.7 Proxies. At any meeting of the Class A Members, a Class A Member may vote by proxy executed in writing by such Class A Member or by its duly authorized representative.

Section 5.8 Written Consent. Any action permitted to be taken at any meeting of the Class A Members may be taken without a meeting if Class A Members having the requisite voting power to approve such action consent thereto in writing.

ARTICLE VI

CONTRIBUTIONS, UNITS AND CAPITAL ACCOUNTS

Section 6.1 Contributions and Commitments.

(a) Initial Capital Contributions. In consideration of the issuance by the Company of Interests according to the relative ownership percentages as set forth in on the Register, each of the Members has contributed or shall be deemed to have contributed (in the form of cash or such other form of consideration acceptable to the Company) an initial Capital Contribution to the Company (“Initial Capital Contribution”) equal to the amount set forth opposite such Member’s name on the Register. Except as set forth in Section 6.1(b), no Member shall be required to make any additional Capital Contributions.

(b) Mandatory Capital Contributions. If the Board of Directors determines that additional capital is required to fund any Necessary Expenditures, then the Board of Directors shall deliver a notice (a “Mandatory Capital Notice”) to each Class A Member describing the Necessary Expenditures and setting forth each Class A Member’s mandatory Capital Contribution for such Necessary Expenditures, which in all cases shall be pro rata in accordance with Initial Percentage Interests (a “Mandatory Contribution”). Each Member shall make its respective Mandatory Contribution to the Company within the 15 days after receipt of the Mandatory Capital Notice. Mandatory Contributions shall be made by certified or cashier’s check or by wire transfer of immediately available funds to an account designated in writing in the Mandatory Capital Notice or otherwise by the Board of Directors. Upon a failure by any Member to make a Mandatory Contribution when due, the Company and/or the other Members shall have all available remedies at law, in equity or otherwise set forth in this Agreement (including without limitation the exercise of Liquidity Rights and the issuance of any New Securities as contemplated below). In the event that the sum of (1) the Initial Capital Contributions and all Mandatory Capital Contributions made by RECO to the Company plus (2) the Initial Capital Contributions and all Mandatory Capital Contributions (each as defined in the Other Holding LLC Agreement) made by RECO to the Other Holding LLC exceeds $88,000,000 in the aggregate (the “RECO Capital Limit”), then RECO may, but shall not be obligated to, fund its Mandatory Contributions in excess of the RECO Capital Limit; provided that in the event of any failure by RECO to fund its pro rata portion of Mandatory Contributions in excess of the RECO Capital Limit, SHR may, in addition to any rights or remedies set forth in Section 8.3 hereof and without any approval of RECO or the RECO Director but subject to the participation rights set forth in the next sentence, cause the Board of Directors (excluding the RECO Director) to cause the Company to fund all capital requirements in excess of the RECO Capital Limit (including SHR’s Mandatory Contribution called at the same time as RECO’s Mandatory Contribution in excess of the RECO Capital Limit) by issuing any form of debt or equity securities of the Company, the REIT Subsidiary or any of its direct or indirect Subsidiaries that are treated as a corporation for U.S. federal income tax purposes (the “New Securities”) to SHR, any of its Affiliates or to any third party. The New Securities shall have such rights, preferences, priorities, interest, dividend rates and/or other terms and conditions as determined by SHR in its sole and absolute discretion. Notwithstanding the foregoing, not later than simultaneous with or promptly after issuance of any New Securities, SHR shall offer to RECO (by written notice) the right to purchase its pro rata portion of such New Securities based on its Percentage Interest. Within 10 days after receipt of such notice from SHR, RECO may elect, by written notice to SHR, to purchase all (but not less than all) of such New Securities offered by SHR in accordance with the preceding sentence. If RECO fails to timely deliver such election notice, it shall have no right to participate in the offering of any such New Securities. For the avoidance of doubt, the determination as to whether to deliver a Mandatory Capital Notice (and the delivery thereof) and/or to issue New Securities as set forth herein (or to establish the terms thereof) shall not constitute a Major Decision.

Section 6.2 Register of Interests. The Board of Directors shall maintain the Register setting forth the name and address of each Member, the aggregate Capital Contributions and Percentage Interest of each Member, the type of Interests owned by the Members and such other information as deemed appropriate by the Board of Directors. The initial form of Register is attached hereto as Exhibit C. The Board of Directors may update the Register from time to time as necessary to accurately reflect the information therein, including the payment of any additional Capital Contributions. Any reference in the Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. No action of any Member shall be required to amend or update the Register.

Section 6.3 Capital Account Maintenance. An individual Capital Account shall be maintained for each Member.

Section 6.4 No Obligation of Members to Restore Deficit. The Members shall have no liability to the Company, to any other Member, or to the creditors of the Company on account of any deficit balance in such Member’s Capital Account. Subject to Section 3.3 hereof, any Member, with the approval of the Board of Directors, may make loans to the Company and any such loan shall not be considered a Capital Contribution.

Section 6.5 No Interest on Capital Contributions. No interest shall be paid to the Members with respect to their contributions to the capital of the Company.

Section 6.6 Company Funds and Property. All funds received by the Company will be utilized for Company purposes. Title to all property contributed to the Company or acquired by the Company shall be held in the name of the Company. No Member shall have any ownership interest in such property in its individual right, and each Member’s interest in the Company shall be personal property for all purposes. Until required for the Company’s business, all Company funds shall be deposited and maintained in such accounts in such financial institutions as shall be selected by the Board of Directors from time to time. Company funds shall not be commingled with the funds of any other Person.

ARTICLE VII

DISTRIBUTIONS; ALLOCATIONS

Section 7.1 Distributions Generally. All Operating Distributions and Capital Event Distributions shall be distributed as set in this Article VII. The Board of Directors shall in all cases, in its good faith discretion, determine whether and to what extent any Distributions shall be made to the Members, out of funds legally available therefor, but in each case subject to the rights and preferences of each class of Interests set forth herein. Operating Distributions, if any, shall be made to the Members on a quarterly basis, and Capital Event Distributions, if any, shall be made to the Members promptly after actual receipt of the proceeds of the corresponding Capital Event, provided, in no event shall any distributions be made hereunder to any Member until after April 30, 2008. The determination of whether amounts to be distributed are classified as Operating Cash Flow, Net Financing Proceeds or Net Sales Proceeds shall be made by the Board of Directors in its good faith discretion.

Section 7.2 Operating Distributions. All distributions of Operating Cash Flow (such distributions being referred to herein as “Operating Distributions”), as determined by the Board of Directors shall be made to the holders of Class A Interests, pro rata based upon their respective Percentage Interests.

Section 7.3 Capital Event Distributions. Subject to Section 7.4, all distributions of Net Financing Proceeds and Net Sales Proceeds (such distributions being referred to herein as “Capital Event Distributions”, and each transaction giving rise to such distributions, including without limitation any Liquidation/Sale Event, being referred to herein as a “Capital Event”), as determined by the Board of Directors, out of legally available funds, shall be made to the holders of Interests in the following order of priority:

(i) First, 100% to the holders of Class A Interests, pro rata in accordance with their respective Percentage Interests, until each such holder has been distributed under Section 7.2 and this Section 7.3(i) an aggregate amount equal to its Capital Contributions plus a 10% Internal Rate of Return thereon;

(ii) Second, (A) 20% to the holder of Class B Interests; and (B) 80% to the holders of Class A Interests, pro rata in accordance with their respective Percentage Interests, until each such holder of Class A Interests has been distributed under Section 7.2, Section 7.3(i) and this Section 7.3(ii)(B) an aggregate amount equal to its Capital Contributions plus a 12.5% Internal Rate of Return thereon;

(iii) Third, 100% to the holder of Class B Interests until such holder has received, in the aggregate under this Section 7.3(iii), an amount equal to the Class B Preference Amount; and

(iv) Fourth, (A) 20% to the holder of Class B Interests; and (B) 80% to the holders of Class A Interests, pro rata in accordance with their respective Percentage Interests.

The amount otherwise payable under Section 7.3(ii)(A) as a result of any Capital Event shall be adjusted by deducting therefrom the aggregate amount previously paid as Operating Incentive Fees (as defined in the Asset Management Agreement) with respect to the Hotel. The calculation and priority of Capital Event Distributions is illustrated in further detail in the sample calculations attached hereto as Exhibit D.

Notwithstanding anything to the contrary herein, if a Disposition has occurred hereunder prior to any Other Disposition, and Capital Event Distributions are payable to the holder of Class B Interests pursuant to this Section 7.3 as a result of such Disposition, then such Capital Event Distribution shall not be distributed to the Class B Member unless and until the Class B Member provides an affiliate guaranty, a letter of credit or similar assurance in a form reasonably acceptable to the Members in favor of RECO or the Other Holding LLC (with RECO as a third party beneficiary with unilateral enforcement rights) to secure payment of any potential Class B Overpayment that may arise under the Other Holding LLC Agreement.

Section 7.4 Effect of Certain Other Dispositions. Upon a Disposition hereunder, if an Other Disposition has occurred prior to, or is occurring simultaneous with, such Disposition, then, notwithstanding anything to the contrary herein, the amounts distributable to the holders of Class A Interests and Class B Interests hereunder from the Net Sales Proceeds related to such Disposition (the “Final Distributions”) shall be determined in accordance with the following:

(a) The Final Distributions shall be calculated and distributed by the Board of Directors on a combined basis with distributions under the Other Holding LLC Agreement, such that the Final Distributions take into account all amounts paid or payable hereunder and under the Other Holding LLC Agreement (including without limitation proceeds from sales of Interests hereunder or thereunder) as if all such amounts were paid or payable hereunder, with the Capital Contributions for each holder being equal to the sum of its Capital Contributions (as defined herein), plus its Capital Contributions (as defined in the Other Holding LLC Agreement) and the Class B Preference Amount being equal to $46,034,000.

(b) If, after giving effect to the calculation described in subsection (a) above, the holder of Class B Interests or the holder of Class B Interests of the Other Holding LLC have received distributions but the maximum amount payable to the Class A Interest holders under Section 7.3(ii)(B) has not been paid, there shall be deemed to be a “Class B Overpayment.” In such event, the Class B Member shall pay to the Company (for distribution to the holders(s) of Class A Interests pro rata based on their Percentage Interests), or shall have deducted from distributions otherwise payable to the Class B Member in respect of its Class A Interests, an amount up to the amount of the Class B Overpayment in order to provide for the combined distributions hereunder and under the Other Holding LLC Agreement as contemplated herein. The application of this combined calculation and distribution shall be as determined by the Board of Directors in good faith and is illustrated in further detail in the sample calculations attached hereto as Exhibit D.

Section 7.5 Allocation of Profits and Losses. Subject to the allocation rules set forth in Section 7.6 and Section 7.7, Profits and Losses shall be allocated among the Members for each Company taxable year or period as follows :

(a) Profits.

(i) First, to the Members, to the extent of, in proportion to, and in the reverse order of cumulative Losses previously allocated to each such Member in past tax years or periods under Section 7.5(b)(iii) hereof (but only to the extent incurred after the Effective Date) in excess of cumulative Profits previously allocated under this Section 7.5(a)(i);

(ii) Second, to the Members, to the extent of, in proportion to, and in the reverse order of cumulative Losses previously allocated to each such Member in past tax years or periods under Section 7.5(b)(ii) hereof (but only to the extent incurred after the Effective Date) in excess of cumulative Profits previously allocated under this Section 7.5(a)(ii);

(iii) Third, to the Members, to the extent of any amounts distributed to such Members during the relevant tax year or period pursuant to Sections 7.2 and 7.3; and

(iv) Finally, any remaining Profits shall be allocated to the Members, in proportion to the number of Class A Interests held by each Member.

(b) Losses.

(i) First, to the Members, to the extent of, in proportion to, and in the reverse order of cumulative Profits allocated to them pursuant to Section 7.5(a)(iii) above, in excess of cumulative Losses previously allocated under this to Section 7.5(b)(i), provided, that no Member shall be allocated Loss pursuant to this Section 7.5(b)(i) to the extent such allocation would create a negative Adjusted Capital Account balance;

(ii) Second, to the Members, to the extent of, and in proportion to, their relative positive Adjusted Capital Account balances after taking into account the allocation rules set forth in Section 7.6 and Section 7.7 and allocations pursuant Section 7.5(b)(i) above; and

(iii) Finally, the balance (if any) of Loss shall be allocated to the Members, in proportion to the number of Class A Interests held by each Member.

Section 7.6 Special Allocations. The following special allocations shall be made in the following order and priority:

(a) The provisions of this Agreement relating to the allocations of items of income, gain, loss and deduction are intended to comply with Regulations Sections 1.704-1 and 1.704-2. In the event that subsequent events (including a loan by a Member to the Company) cause the allocations set forth in Section 7.5 not to be in accordance with the Regulations, then notwithstanding any other provision of this Agreement, the Company may make such modifications to this Agreement (including the addition of special allocation provisions specified by Regulations Section 1.704-2) that are necessary to cause such allocations to have substantial economic effect within the meaning of Regulations Section 1.704-1(b)(2) or to be deemed to be in accordance with the Members’ interests in the Company under Regulations Section 1.704-1. Without limiting the foregoing, this Section 7.6(a) is intended to cause the Company to have a “qualified income offset” in compliance with Regulations Section 1.704-1(b)(2)(ii)(d) and shall be applied and interpreted in accordance with such Regulation; provided that an allocation pursuant to the qualified income offset shall be made only after all other allocations provided for in this Section 7.6 have been tentatively made as if such qualified income offset were not in this Agreement. Consistent with this Section 7.6(a), “nonrecourse deductions,” as defined in Regulations Section 1.704-2(b), shall be allocated to the Members, pro rata, in accordance with such Treasury Regulations.

(b) The allocations set forth in Section 7.6(a) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Article VII (other than the Regulatory Allocations), all Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the greatest extent possible, the net amount of all allocations pursuant to this Article VII to each Member shall be equal to the net amount that would have been allocated to each such Member in each Company taxable year or period if the Regulatory Allocations had not occurred. Allocations pursuant to this Section 7.6(b) shall only be made with respect to Regulatory Allocations to the extent the Company determines that such allocations are consistent with the overall economic sharing arrangement among the Members, as reflected in this Agreement.

Section 7.7 Other Allocation Rules.

(a) In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Company items of income, gain, loss, deduction and credit allocated to the Members for each Company taxable year or period during which Members are so admitted shall be allocated among the Members for such Company taxable year using any convention permitted by Code Section 706 and selected by the Tax Matters Member.

(b) In the event a Member transfers its Interest during a Company taxable year, the allocation of Company items of income, gain, loss, deduction and credit allocated to such Member and its Transferee for such Company taxable year shall be made between such Member and its Transferee in accordance with Code Section 706 using any convention permitted by Code Section 706 and selected by the Tax Matters Member.

(c) In the event the Gross Asset Value of any Company asset is adjusted in accordance with subsection (b) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as an item of income, gain, loss or deduction from the disposition of such asset and specially allocated Member by Member so that, to the greatest extent possible, the Capital Account attributable to each Member as a percentage of the total of all Capital Accounts is equal to the same percentage as the number of Interests held by such Member represents of the total number of Interests outstanding.

Section 7.8 Tax Allocations; Code 704(c) Allocations. Except as otherwise provided in this Section 7.8, all items of Company income, gain, loss, deduction and credit for federal and applicable state and local income tax purposes shall be allocated among the Members in as nearly the same manner as they share correlative Profits, Losses or Company items of income, gain, loss or deduction, as the case may be, for the Company taxable year. Allocations pursuant to this Section 7.8 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions pursuant to any provision of this Agreement.

(a) In accordance with Code Section 704(c) and the Regulations thereunder, but solely for income tax purposes, income, gain, loss and deduction with respect to any asset contributed to the capital of the Company (including income, gain, loss and deduction determined with respect to the alternative minimum tax) shall be allocated among the Members so as to take account of any variation between the adjusted basis of such asset to the Company for federal income tax purposes (including such adjusted basis for alternative minimum tax purposes) and its initial Gross Asset Value, including special allocations to a contributing Member that are required under Code Section 704(c) to be made upon distribution of such asset to any of the non-contributing Members; provided, however, that if any Member contributed assets with an adjusted tax basis in excess of the initial Gross Asset Value for such assets, the Company shall take into account such variation only in determining the amount of items allocated to the contributing Member, and except as provided in the Regulations, in determining the amount of items allocated to the non-contributing Member, the tax basis of the contributed assets in the hands of the Company shall be treated as being equal to its initial Gross Asset Value. Further, in the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of “Gross Asset Value” contained herein, such that “reverse section 704(c) allocations” are required under Regulations Section 1.704-3(a)(6), then, solely for federal income tax purposes, subsequent allocations of income, gain, loss and deduction with respect to such asset (including income, gain, loss and deduction determined with respect to the alternative minimum tax) shall take account of any variation between the adjusted basis of such asset (including such adjusted basis for alternative minimum tax purposes) and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(b) Any elections or other decisions relating to allocations under this Section 7.8, including the selection of any allocation method permitted under Regulations Section 1.704-3, shall be made as approved by the Tax Matters Member.

(c) If any taxable item of income or gain is computed differently from the taxable item of income or gain which results for purposes of the alternative minimum tax, then, to the extent possible, without changing the overall allocations of items for purposes of either the Members’ Capital Accounts or the regular income tax, (i) each Member shall be allocated items of taxable income or gain for alternative minimum tax purposes taking into account the prior allocations of originating tax preferences or alternative minimum tax adjustments to such Member (and its predecessors) and (ii) other Company items of income or gain for alternative minimum tax purposes of the same character that would have been recognized, but for the originating tax preferences or alternative minimum tax adjustments, shall be allocated away from those Members that are allocated amounts pursuant to clause (i) so that, to the extent possible, the other Members are allocated the same amount, and type, of alternative minimum tax income and gain that would have been allocated to them had the originating tax preferences or alternative minimum tax adjustments not occurred.

Section 7.9 Tax Matters Member; Tax Elections. SHR shall be the “tax matters partner” of the Company as defined in Code Section 6231(a)(7) (the “Tax Matters Member”) and has and shall have all the powers and obligations of a tax matters partner pursuant to the Code. All elections, filings and determinations required or permitted to be made by the Company under the tax laws of the United States, the several States or any other relevant jurisdiction shall be timely determined and made by the Tax Matters Member. The Tax Matters Member shall provide each Member with prompt notice with respect to any administrative or judicial actions taken with respect to any tax matters and with respect to any material decisions or actions taken by the Tax Matters Member pursuant to this Section 7.9.

Section 7.10 Tax Withholding. Subject to Section 3.12(d), the Company may take any and all actions that it determines to be necessary or appropriate to insure that the Company satisfies any and all withholding and tax payment obligations under Section 1441, 1445, 1446 or any other provision of the Code, applicable state law or other applicable law. Without limiting the generality of the foregoing, subject to Section 3.12(d), the Company may withhold any amount of taxes that it determines is required to be withheld from amounts otherwise distributable to any Member pursuant to this Article VII; provided, however, that such amount shall be deemed to have been distributed to such Member for purposes of applying this Agreement. In the event that the Company withholds or pays tax in respect of any Member for any period in excess of the amount of cash otherwise distributable to such Member for such period (or there is a determination by any taxing authority that the Company should have withheld or paid any tax for any period in excess of the tax, if any, that the Company actually withheld or paid for such period), then at the sole election of the Board of Directors, either (i) the Member shall make a cash payment to the Company equal to the full amount of such excess (and the amount paid shall be added to the Member’s Capital Account but shall not be deemed to be a Capital Contribution hereunder) or (ii) the Company shall reduce subsequent distributions that would otherwise be made to such Member until the Company has recovered the amount of such excess, provided that the amount of such reduction shall be deemed to have been distributed for all purposes of this Agreement, but such deemed distribution shall not further reduce the Member’s Capital Account.

Section 7.11 Tax Elections. The Company may, in the reasonable discretion of the Board of Directors, elect pursuant to Section 754 of the Code, and similar provisions of applicable state income tax laws, to adjust the basis of the Company property as allowed by Sections 734(b) and 743(b) of the Code (or such similar state law provisions). The election, if made, will be filed with the Company information income tax return for the first taxable year to which the election applies. The Company may also, in the reasonable discretion of the Board of Directors, make elections pursuant to Sections 179 (concerning expensing of certain assets), 709(b) (concerning amortization of organization fees), and any other provision of the Code.

ARTICLE VIII

SALE AND TRANSFER OF INTERESTS; LIQUIDITY RIGHTS

Section 8.1 Restrictions on Transfer.

(a) General. Except as expressly permitted in Section 8.1(b) or 8.1(c), no Member may Transfer all or any portion of its Interests without the unanimous written consent of the Board of Directors. Any attempted Transfer in contravention of the provisions of this Article II shall be null and void ab initio, such that the purported transferor shall continue to be the holder of the subject Interests for all purposes and the purported transferee shall not be deemed the holder thereof as a result of such purported Transfer, and the Company shall not give effect to such Transfer or otherwise recognize any rights of such purported transferee. For the avoidance of doubt, an SHR Change in Control shall not constitute a Transfer for purposes of this Agreement, and shall not require any consent or approval from RECO or the Board of Directors.

(b) Permitted Transfers. Notwithstanding the general restriction on Transfer set forth in Section 8.1(a), a Member may transfer any or all of its Interests to a Wholly-Owned Affiliate; provided that (i) no Transfer shall be made by any Member to any Wholly-Owned Affiliate that would constitute a Prohibited Assignment (as defined in the Hotel Management Agreement); (ii) such Wholly-Owned Affiliate must agree in an instrument reasonably satisfactory to the other Member to be bound by this Agreement; and (iii) such Transfer is made in compliance with all applicable securities laws.

(c) Pledges. Notwithstanding anything to the contrary set forth in this Agreement, SHR or RECO may pledge (such Member granting the pledge, the “Pledging Member” and the other Member, the “Non-Pledging Member”) its respective direct or indirect equity interests in the Company to a lender or financing source. Notwithstanding the foregoing, no such pledge shall be permitted (i) to the extent that such pledge (or the exercise by such lender or financing source of its rights under the pledge) would constitute a Prohibited Assignment under the Hotel Management Agreement or (ii) unless the Lender (as hereinafter defined) agrees to provide to the Non-Pledging Member at the same time a copy of any default or foreclosure notice delivered by such Lender to the Pledging Member. Notwithstanding anything to the contrary contained in this Agreement, if any Member has pledged its Interests in the Company to a lender or financing source (a “Lender”) and such Lender has delivered a notice of foreclosure with respect to such Interests (the “Foreclosure Notice”), the Non-Pledging Member shall be entitled to Transfer its Interests without the consent of the Pledging Member, unless the foreclosure action initiated by the Lender has been withdrawn prior to the execution by the Non-Pledging Member of a letter of intent or agreement providing for a Transfer of its Interest to a qualified purchaser with access to sufficient capital to consummate the proposed purchase.

Section 8.2 Change of Control. If an SHR Change in Control occurs within the period beginning on the Effective Date and ending on the date that is eighteen (18) months after the Effective Date, SHR shall provide notice of such SHR Change in Control within thirty (30) days after the occurrence thereof (such notice being a “Change of Control Notice”). For the purposes hereof, an SHR Change in Control shall be deemed to have occurred upon the execution by the parties thereto of any definitive purchase agreement, merger agreement or similar definitive agreement, which upon consummation of the transactions contemplated thereby, will result in an SHR Change in Control.

Section 8.3 Liquidity Rights.

(a) Each Member shall have the right (the “Liquidity Right”): (i) from and after the fourth anniversary of the Effective Date; (ii) upon the occurrence of a Deadlock; and (iii) upon the occurrence of a Terminable Event with respect to such Member, exercisable by written notice (the “Liquidity Notice”) to the other Member (the “Notice Member”), to require the Company and/or the Notice Member to purchase all (but not less than all) of its Interests. In the case of a Liquidity Right that is triggered as a result of the occurrence or existence of a Deadlock or a Terminable Event, then the Member giving the Liquidity Notice (the “Electing Member”) must exercise such Liquidity Right within 180 days after the occurrence of such Deadlock or Terminable Event. The Liquidity Notice shall set forth the Electing Member’s minimum acceptable sale price for the Hotel on an unencumbered basis (the “Floor Value”). Upon receipt of such Liquidity Notice, the Company shall conduct a market test to determine the actual fair market value of the Hotel (the “Actual Value”) in accordance with Section 8.6 hereof.

(b) If the Actual Value, as determined in accordance with Section 8.6, is less than the Floor Value, then the Electing Member may withdraw its request to exercise its Liquidity Right. After any such withdrawal, the Electing Member who made the withdrawal may not exercise any Liquidity Rights under this Section 8.3 until one full calendar year has elapsed after the determination of the Actual Value unless a separate and distinct Deadlock or Terminable Event occurs during such one year period. If the Actual Value, as determined in accordance with Section 8.6, is equal to or greater than the Floor Value (or is less than the Floor Value but the Electing Member has not withdrawn its request to exercise its Liquidity Right), then either: (i) the Notice Member may elect in its sole discretion to acquire all of the Interests of the Electing Member at the Buyout Price (as defined below), and the Electing Member shall thereafter be bound to consummate such sale at the Buyout Price; or (ii) the Notice Member may elect to proceed with a Sale of the Hotel or a Sale of the Company and/or its Subsidiaries in accordance with the sale procedures set forth in Section 8.4 (either such Sale transaction described in this item (ii) being referred to as a “Forced Sale”).

(c) If the Notice Member elects to acquire the Interests of the Electing Member as contemplated in subsection (b)(i) above, then the closing of such purchase and sale shall occur within 90 days following the date that the Buyout Price is established in accordance with Section 8.6. If the Notice Member elects to consummate a Forced Sale as contemplated in subsection (b)(ii) above, then such Forced Sale shall be conducted in accordance with the sale procedures set forth in Section 8.4 below.

Section 8.4 Sale Procedures.

(a) If the Notice Member elects to proceed with a Forced Sale in accordance with Section 8.3 or the Members otherwise mutually agree to consummate a Sale of the Hotel or a Sale of the Company and/or its Subsidiaries in accordance with Section 3.3 (as applicable, an “Approved Sale”), such transaction shall be conducted by SHR in accordance with customary procedures for the sale of a luxury hotel. SHR shall have the sole right to approve the terms and conditions of any such Approved Sale and to control the sale process; provided that: (i) in the case of a Forced Sale, RECO shall have the right to approve any alterations to the sale consideration or other material economic terms, which approval shall not be unreasonably withheld or delayed; and (ii) in the case of any Approved Sale other than a Forced Sale, such transaction and certain terms thereof shall be subject to Board approval as a Major Decision in accordance with Section 3.3(a) hereof. Further, in the event of any Approved Sale or Forced Sale, RECO shall, as reasonably required in connection with the consummation of such transaction, take all actions required of it in order to consummate such transaction including without limitation, as applicable, (i) executing any documents or instruments reasonably requested by the proposed purchaser; (ii) providing the same or substantially similar representations, warranties, covenants, releases and indemnities as SHR or its Affiliates are providing in such transaction; (iii) agreeing to any escrows, holdback amounts or deposits required by the purchaser on a pro rata basis, but otherwise on the same or substantially similar terms as SHR or its Affiliates; (iv) at the closing of such transaction, conveying good title to its Interests, free and clear of all claims and encumbrances created by, through or under such holder or on its behalf (other than any contemplated by this Agreement and any restrictions on transfer applicable under state and/or federal securities laws), against delivery to such holder of the consideration for the Interests of such holder being sold; and (v) approving, at a Members’ meeting or by written consent, the transaction as a Member and waiving, if applicable, any dissenters and/or appraisal rights.

(b) Notwithstanding anything to the contrary herein, in the event of any Sale of the Hotel, Sale of the Company (in each case whether in an Approved Sale or a Forced Sale) or other Liquidity Right contemplated by this Agreement, as well as any dissolution or liquidation of the Company as contemplated in Article IX (each, a “Liquidation/Sale Event”), such transaction or proceeding shall in all cases be structured as follows: (i) first, the Company shall be dissolved and liquidated and the common stock of the REIT Subsidiary shall be distributed to the Members (together with the other assets of the Company, if any) in accordance with the rights and preferences set forth in Section 7.3, and (ii) second, the common stock of the REIT Subsidiary then owned by the selling Member shall be redeemed by the REIT Subsidiary or transferred to the acquiring Member, an Affiliate thereof or a third party (in each case at the applicable price set forth in this Agreement) (collectively, the “Liquidation/Sale Procedure”). Any and all additional administrative fees and expenses (including without limitation fees and expenses of accountants, attorneys and other professionals) incurred by SHR and/or the Company to accommodate the Liquidation/Sale Procedure shall be borne solely by RECO. Upon the consummation of any Liquidation/Sale Event, the selling Member shall provide customary representations, warranties and indemnities with respect to its transfer of Common Stock of the REIT Subsidiary.

Section 8.5 Sale Proceeds. In any Approved Sale or Forced Sale, the aggregate consideration received by the Members shall be distributed among the Members as if such consideration were received by the Company, the debts and obligations of the Company paid in full (including without limitation any prepayment penalties with respect to outstanding indebtedness and all asset management fees payable to the Asset Manager under the Asset Management Agreement), and the proceeds distributed pursuant to Section 7.3 hereof.

Section 8.6 Market Test Procedures and Determination of Buyout Price.

(a) The Actual Value of the Hotel shall be established as follows. SHR and RECO shall attempt to agree upon a broker or investment banking firm (the “Broker”) to conduct the sale process. If SHR and RECO are unable to agree to the appointment of the Broker within a reasonable period of time, but not to exceed 30 days, then SHR shall promptly provide RECO with a list of 3 reputable, nationally recognized Brokers and

RECO shall promptly select the Broker from such list. The Broker shall implement a bona fide, competitive auction or other sale process to secure indications of interest from qualified purchasers for the purchase of the entire Hotel on a debt-free basis (the “Auction”). Such sale process shall be conducted within a specified period of time reasonably determined by the Broker, but not to exceed 6 months. Upon completion of the Auction and the receipt of final indications of interests from qualified purchasers with access to sufficient capital to consummate the proposed purchase, the parties shall determine the average of the 3 highest final bids received in the Auction (or if less than 3 bids were received, the average of all final bids received). Such average amount shall be the “Actual Value”; provided that any such final bids that are less than 90% of the highest final bid shall be excluded for purposes of calculating such average. Each of SHR and RECO shall cooperate as necessary to ensure that the Broker and the bidders have access to such information and documentation as is reasonably necessary for conducting the Auction.

(b) The “Buyout Price” shall be determined by calculating the amount that would be distributed to the Electing Member if the Hotel were sold for the Actual Value determined as set forth above, the other assets of the Company (if any) were sold at their book values, and the proceeds were applied, paid or distributed to the Members as provided in Section 7.3 hereof, after payment in full of all indebtedness and liabilities of the Company (including without limitation any break-up or other fees payable to any bidder or to the Broker in connection with the Auction, any prepayment penalties with respect to outstanding indebtedness, a reasonable estimate of all transaction fees and transfer taxes that would have been payable if the Hotel were actually sold to a third party purchaser, and all asset management fees payable to the Asset Manager).

(c) To the extent that any action or transaction listed as a Major Decision in Section 3.3 is necessary or appropriate to satisfy the Liquidity Right of an Electing Member, including any debt or equity financing in connection therewith, then: (i) such action or transaction shall not be deemed a Major Decision and shall not be subject to unanimous approval of the Board of Directors; and (ii) any reasonable costs or expenses incurred in connection with such transaction (including without limitation any financing fees, attorneys fees, accounting fees and other professional fees and expenses) shall be borne by the Company or its Subsidiaries and taken into account in determining the Buyout Price.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.1 Events of Dissolution. The Company shall be dissolved, and wound up pursuant to Section 9.2, upon the earlier to occur of (it being understood that the following events are the only events that can cause the dissolution and liquidation of the Company):

(a) the tenth (10th) anniversary of the Effective Date;

(b) a unanimous vote by the Board of Directors to dissolve the Company;

(c) the occurrence of any Liquidation/Sale Event;

(d) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act; or

(e) any time there are no Members of the Company, unless the Company is continued without dissolution pursuant to the Act.

Section 9.2 Manner of Liquidation. If the Company is dissolved for any reason, the Board of Directors shall commence to wind up the affairs of the Company and to liquidate and sell its assets (in such capacity, the “Liquidator”). The liquidation of the Company shall be conducted in accordance with the Liquidation/Sale Procedure.

Section 9.3 Judicial Winding Up. If the Company is dissolved for any reason and if within 90 days following the date of dissolution the Liquidator has failed to commence such actions as provided in Section 9.2, any Member, Director or any of their respective Affiliates shall have the right to seek judicial supervision of the winding up of the Company as may be contemplated in the Act.

Section 9.4 [Intentionally Omitted].

Section 9.5 Distributions. Upon the winding up of the Company, its assets (other than cash) shall be sold (except that the common stock of the REIT Subsidiary may be distributed in kind) and its assets or the proceeds thereof shall be distributed as follows: (i) first, to creditors of the Company, including Members who are creditors, in satisfaction of all liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, among the Members in accordance with Section 7.3 hereof.

Section 9.6 Source of Distributions. Each holder of an Interest in the Company shall look solely to the assets of the Company for the return of its or his Capital Contribution and its or his share of Profits and Losses and shall have no recourse upon dissolution or otherwise against the Company, the Members or the Liquidator. No holder of an interest in the Company shall have any right to demand or receive property other than cash upon dissolution and termination of the Company. All of the Company’s properties shall be sold upon liquidation of the Company and no Company property shall be distributed in kind to the Members either during the term of the Company or upon the dissolution and termination thereof unless in each case otherwise unanimously agreed by the Board of Directors.

Section 9.7 Termination. Upon the completion of the winding up of the Company and the distribution of all Company funds, the Liquidator shall execute a certificate of cancellation of the Certificate and record all other documents required to effectuate the dissolution and termination of the Company and the cancellation of the Certificate.

ARTICLE X

ADDITIONAL COVENANTS AND AGREEMENTS

Section 10.1 Financial and Other Information. The Company shall deliver to each Member the following:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year, an audited consolidated balance sheet as of the fiscal year end and audited statements of operations, cash flows, and shareholders’ equity for the fiscal year;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters, an unaudited consolidated balance sheet of the Company as of the end of such fiscal quarter and unaudited consolidated statements of operations, cash flows and shareholders’ equity for such fiscal quarter and fiscal year to date;

(c) as soon as practicable after receipt from Hotel Manager, the monthly reporting package or other monthly financial statements provided by the Hotel Manager;

(d) as soon as practicable after completion, an annual budget and business plan for the forthcoming fiscal year together with any update of such plan as it is prepared; and

(e) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as such Shareholder may from time to time reasonably request.

Section 10.2 Tax Information. The Company shall cause to be delivered to each Person who was a Member at any time during a Fiscal Year (and will use its commercially reasonable efforts to do so within 180 days after the end of such Fiscal Year) a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member’s federal, state and local income tax returns, including a statement showing such Member’s share of income, gain or loss, expense and credits for such Fiscal Year for federal income tax purposes.

Section 10.3 REIT Opinion. Each of SHR and RECO shall have the right to require, not more than one (1) time every other fiscal year, by providing written notice to the Company, that the Company cause the delivery of an opinion of counsel from a nationally recognized law firm selected by the Company addressed to RECO and SHR (and any other applicable party) with respect to the qualification of the REIT Subsidiary as a real estate investment trust under the Code.

Section 10.4 Acquisition of Certain Indebtedness by SHR. SHR or one of its Affiliates (the “SHR Lender”) may, in its sole discretion and without any approval from RECO or the Board of Directors, acquire from a third party lender any indebtedness secured by the Hotel or payable directly or indirectly out of the revenues of the Hotel (the “Hotel Debt”). If the SHR Lender acquires any Hotel Debt, it shall have all of the same rights and remedies of the lender who initially funded such indebtedness (the “Assignor Lender”), including without limitation with respect to priority of payment, affirmative and negative covenants, events of default and any other terms and conditions set forth in the applicable loan agreement, pledge agreement, deed of trust, mortgage or other agreement or instrument securing such loan or relating thereto (the “Third Party Loan Documents”). Notwithstanding the preceding sentence, for so long as the SHR Lender owns such Hotel Debt and no Designated Event has occurred, the SHR Lender will refrain from initiating foreclosure proceedings with respect to the Hotel or any other collateral securing the Hotel Debt, it being understood that the SHR Lender shall retain all other rights and remedies with respect to such Hotel Debt in accordance with the Third Party Loan Documents. Any of the following events or circumstances with respect to the Company or any Subsidiary shall be considered a “Designated Event” for purposes of the SHR Lender’s ability to exercise its foreclosure rights: (1) making an assignment for the benefit of creditors or filing a petition under federal bankruptcy law or any state insolvency law; (2) a sale or Transfer by either SHR or RECO of all or a material portion of its Interests; (3) if SHR no longer has a right to appoint a majority of the Board of Directors; or (4) if any other Person (other than SHR or its Affiliates) who holds Hotel Debt initiates foreclosure proceedings with respect to the Hotel or any other collateral securing such Hotel Debt. For the avoidance of doubt, the foregoing restrictions on the SHR Lender’s ability to initiate foreclosure proceedings shall only apply to an SHR Lender and not to any other Person to whom the SHR Lender assigns or transfers such Hotel Debt or who otherwise owns any Hotel Debt, and the restrictions, limitations and other conditions set forth herein or required hereby on the rights and remedies of the holder of any Hotel Debt shall immediately be terminated and of no further force and effect upon such assignment or transfer.

Section 10.5 Confidentiality Agreement.

(a) Each Member, and any successor or assign of such Member, who receives from the Company or its agents, directly or indirectly, any information that the Company has not made generally available to the public, pursuant to the preparation and execution of this Agreement or the Purchase Agreement or disclosure in connection therewith or otherwise pursuant to the provisions of this Agreement or the Purchase Agreement or as a Member: (i) acknowledges and agrees that such information is confidential and for its use only in connection with its investment in the Company; and (ii) agrees that it will not disseminate such information to any person other than its accountant, investment advisor, limited partners, attorney, advisor, Affiliates and any financing sources.

(b) The obligation to hold in confidence and not to disclose confidential information pursuant to this Section 10.5 shall not apply to any such information that (i) is or becomes generally available to the public other than as a result of a direct or indirect disclosure by a Member in violation of this Agreement, (ii) is disclosed to the Member on a non confidential basis by a third party provided that such third party is not, to the knowledge of the Member, bound by a confidentiality agreement with the Company, (iii) is independently discovered, derived or developed by the Shareholder without access to the confidential information, or (iv) is required to be disclosed by applicable law or regulation, regulatory body, stock exchange, court or administrative order, or any listing or trading agreement with such regulatory body or stock exchange concerning such Member or the Company.

(c) SHR shall keep confidential the identity of RECO as a Member of the Company and shall not disclose the investment of RECO in the Company without the prior consent of RECO except as is required to be disclosed by applicable law or regulation, regulatory body, stock exchange, court or administrative order, or any listing or trading agreement with such regulatory body or stock exchange and only after prior notice to such Shareholder of the intent or requirement to disclose such information.

Section 10.6 Issuance of Certain Shares of the REIT Subsidiary. The Company shall use commercially reasonable efforts to cause the REIT Subsidiary to issue Class A Preferred Stock (as defined in the Certificate of Incorporation of the REIT Subsidiary) to at least 101 Persons by January 8, 2008.

Section 10.7 Indemnification Regarding Certain Transfer Taxes. SHR shall indemnify the Company against any and all losses, claims or liabilities that the Company incurs directly, or indirectly through the Company’s indirect interest in the owner of the Hotel, in connection with the notice received by SHC Michigan Avenue, LLC from the Chicago Department of Revenue dated June 25, 2007, relating to transfer tax alleged to be due in connection with an April 1, 2005, transfer.

ARTICLE XI

BOOKS AND RECORDS

Section 11.1 Books and Records. The books and records of the Company shall, at the cost and expense of the Company, be kept or caused to be kept by the Company at the principal place of business of the Company or as otherwise determined by the Board of Directors. The books of account shall be kept in a manner that allows for the preparation of the Company’s financial statements in accordance with GAAP. Each Member and its duly authorized representatives, upon five days notice, shall be permitted for any purpose reasonably related to such Member’s interest as a member of the Company to inspect the books and records of the Company at any reasonable time during normal business hours. However, the Board of Directors shall have the right in its discretion to keep confidential from the Members, for such period of time as the Board of Directors deems appropriate, any information which the Board of Directors reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board of Directors in good faith believes is not in the best interest of the Company or the business or that the Company (or any Subsidiary) is required by law or agreement with a third party to keep confidential.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals, and other communications (each a “Notice”, collectively “Notices”) required or permitted to be given under this Agreement, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight express courier, postage prepaid, or by telefacsimile or e-mail addressed to the party to be so notified as follows:

If to the Company or SHR:

CIMS Limited Partnership

c/o Strategic Hotels & Resorts, Inc.

77 West Wacker Drive

Suite 4600

Chicago, Illinois 60601

Attention: Chief Financial Officer and General Counsel

Telephone: (312) 658-5000

Fax: (312) 658-5799

After September 7, 2007:

Strategic Hotel Funding, L.L.C.

c/o Strategic Hotels & Resorts, Inc.

200 W. Madison

Suite 1700

Chicago, Illinois 60606

Attention: Chief Financial Officer and General Counsel

Telephone: (312) 658-5000

Fax: (312) 658-5799

with a copy to:

Perkins Coie LLP

131 South Dearborn Avenue, Suite 1700

Chicago, Illinois 60603

Attention: Phillip Gordon

Telephone: (312) 324-8600

Fax: (312) 324-9600

If to RECO:

DND Hotel JV Pte Ltd

168 Robinson Road #37-01

Capital Tower,

Singapore 068912

Attention: The Company Secretary

Telephone: (65) 6889-8888

Telecopy: (65) 6889-6878

With copies to:

DND Hotel JV Pte Ltd

c/o GIC Real Estate, Inc.

156 West 56th Street, Suite 1900

New York, New York 10019

Attention: Mr. Ryan Roberts

Telephone: (212) 468-1922

Telecopy: (212) 468-1940

and:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Attention: Nancy M. Olson

Telephone: (312) 407-0532

Telecopy: (312) 407-8584

e-Mail: nolson@skadden.com

Notice mailed by registered or certified mail shall be deemed received by the addressee three (3) days after mailing thereof. Notice personally delivered shall be deemed received when delivered. Notice mailed by overnight express courier shall be deemed received by the addressee on the next business day after mailing thereof. Notice delivered by e-mail or by telefacsimile transmission shall be effective as of the date of automatic confirmation of receipt thereof by the sending party, properly addressed and sent as provided above provided that any notice by e-mail or telefacsimile transmission shall be accompanied by a copy of such notice to be sent by overnight express courier. Either party may at any time change the address for notice to such party by mailing a Notice as aforesaid. Any notice given by the attorney for a party shall be deemed to have been given by such party.

Section 12.2 Survival of Rights. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors and assigns.

Section 12.3 Amendment. An affirmative vote or approval of each Class A Member shall be required to approve any amendment, modification or change to this Agreement; provided that this Agreement may be amended by SHR without the consent of any other Member as is necessary or appropriate to provide for the issuance of any New Securities as contemplated by, and pursuant to the terms of, Section 6.1(b) hereof.

Section 12.4 Headings. The captions of the articles and sections of this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

Section 12.5 Governing Law. This Agreement shall be governed, construed and enforced according to the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

Section 12.6 Additional Documents. Each Member, upon the request of the others or the Members, agrees to perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

Section 12.7 Validity. Should any portion of this Agreement be declared invalid and unenforceable, then such portion shall be deemed to be severable from this Agreement and shall not affect the remainder hereof, unless the remaining provisions are so eviscerated by such declaration that they do not reflect the intent of the parties in entering into this Agreement.

Section 12.8 Construction. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references to any agreement shall be a reference to such agreement as amended from time to time in accordance with its terms and the terms hereof.

Section 12.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same Agreement. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually signed counterpart hereof.

Section 12.10 Interpretation of Agreement. Each of the Members has read this Agreement and has been advised and represented by independent legal counsel in the negotiation and preparation of this Agreement. The Members agree that this Agreement will be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

Section 12.11 Entire Agreement. This Agreement and the agreements specifically referenced herein constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto with respect to the subject matter hereof.

Section 12.12 No Third Party Beneficiaries. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise and none of the provisions of this Agreement shall be construed as existing for the benefit of any creditor of any of the Members or of the Company; provided, however, that nothing in this Section 12.12 shall be deemed to limit the rights of any Indemnified Party under Section 3.10.

Section 12.13 Judicial Proceedings. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or the Company or its operations, each of the Members unconditionally accepts the non-exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Members agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service. Each of the Members hereby waives trial by jury in any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or relating to the Company or its operations.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

CIMS LIMITED PARTNERSHIP

By:
Ryan M. Bowie
Vice President & Treasurer

DND HOTEL JV PTE LTD

By:
Peter Stanford
Authorized Signatory

By:
Michael Carp
Authorized Signatory

EXHIBIT A

PLANNED RENOVATION

1. The Phase I construction, remodeling, renovations, equipping and furnishing of the Starbuck’s space in the Hotel, not to exceed $2,500,000 in the aggregate.

2. The Phase II construction, remodeling, redesign and concept change of the three meal restaurant (Zest), lounge and lobby area, not to exceed $3,000,000 in the aggregate.

3. The garage repairs and dedicated roof anchorages described in Attachment 1 to this Exhibit A.

4. Future expenditures for architects/consultants and attorneys for the continued planning of approximately 475,000 square feet of additional FAR, not to exceed $500,000 in aggregate.

EXHIBIT B

LIST OF OFFICERS

Officer	Title
Laurence S. Geller	President & Chief Executive Officer

James E. Mead	Executive Vice President & Chief Financial Officer

Richard J. Moreau	Executive Vice President, Asset Management

Jayson C. Cyr	Senior Vice President, Chief Accounting Officer

John F. Gray	Senior Vice President, Capital Projects

Paula C. Maggio	Senior Vice President, Secretary & General Counsel

Robert T. McAllister	Senior Vice President, Tax

Patricia A. Needham	Senior Vice President, Assistant Secretary

John K.T. Barrett	Vice President, Asset Management

Ryan M. Bowie	Vice President & Treasurer

Stephen M. Briggs	Vice President, Controller

D. Robert Britt	Vice President, Asset Management

Michael A. Dalton	Vice President, Design

Thomas G. Healy	Vice President, Asset Management

David R. Hogin, Jr.	Vice President, Asset Management

Michael E. Nelson	Vice President, Asset Management

Janice J. Peterson	Vice President, Human Capital

Timothy J. Taylor	Vice President, Capital Projects

EXHIBIT C

FORM OF REGISTER

Class A Member	Initial Capital Contribution	Additional Capital Contribution (Amount and Date)	Percentage Interest
CIMS Limited Partnership c/o Strategic Hotels & Resorts, Inc. 77 West Wacker Drive Suite 4600 Chicago, Illinois 60601	51% of Allocated Equity Value*

DND Hotel JV Pte Ltd 168 Robinson Road #37-01 Capital Tower, Singapore 068912	49% of Allocated Equity Value*

Class B Member	Initial Capital Contribution	Additional Capital Contribution (Amount and Date)	Percentage Interest
CIMS Limited Partnership c/o Strategic Hotels & Resorts, Inc. 77 West Wacker Drive Suite 4600 Chicago, Illinois 60601	N/A	N/A

*	Allocated Equity Value has the meaning set forth in the Purchase Agreement.

EXHIBIT D

SAMPLE CALCULATIONS FOR CAPITAL EVENT DISTRIBUTIONS

See attached

Exhibit D: Asset Management Fees & Capital Event Distribution Calculation	TOTAL VENTURE
Assumes 7.1% EBITDA CAGR and 8.5% Terminal Cap Rate
Hurdle for Fee: 10.0% 10%

Leveraged Fee Calculation

			4 Months
		Aug-07	2007	2008	2009	2010	2011	Total
Days		-	122	366	365	365	365
Asset Management Fee Calculation (Hotel by Hotel)
ICC Asset Management Fee			$305	$924	$993	$1,053	$0	$3,275
HRLJ Asset Management Fee			142	467	503	538	554	2,203
Total Asset Management Fee			$447	$1,391	$1,496	$1,591	$554	$5,478

Project Management Fee
Capital Expenditure			$(2,500)	$0	$0	$0	$0	$(2,500)
3.0% of CapEx			(75)	0	0	0	0	(75)
Project Management Fee			$75	$0	$0	$0	$0	$75

Asset Management Operating Incentive Fee Calculation
ICC Net Equity Investment		$(96,250)	$(2,500)	$0	$0	$0	$0	$(98,750)
HRLJ Net Equity Investment		(61,250)	0	0	0	0	0	(61,250)
Total Net Equity Investment		$(157,500)	$(2,500)	$0	$0	$0	$0	$(160,000)
ICC Cummulative Cash on Investment			$3,451	$14,050	$26,314	$40,011	$40,011	$40,011
HRLJ Cummulative Cash on Investment			447	3,911	8,302	13,517	19,110	19,110
Total Cummulative Cash			$3,898	$17,961	$34,616	$53,528	$59,121	$59,121
ICC Cummulative Hurdle			$3,301	$13,203	$23,078	$32,953	$32,953	$32,953
HRLJ Cummulative Hurdle			2,047	8,189	14,314	20,439	26,564	26,564
Total Cummulative Hurdle			$5,348	$21,392	$37,392	$53,392	$59,517	$59,517
Cash over Cummulative Hurdle			$0	$0	$0	$136	$0	$136
AMOIF (20.0% of Cash Available over Cummulative Hurdle)			$0	$0	$0	$27	$0	$27

Class B Shareholder Distribution (20% over 10% IRR)
Net Equity Investment		$(157,500)	$(2,500)	$0	$0	$0	$0	$(160,000)
Cash Available for Distribution (pre AMOIF)			3,898	14,063	16,655	18,912	5,593	59,121
ICC Terminal Value						319,390	0	319,390
HRLJ Terminal Value						0	164,003	164,003
Retirement of Debt						(178,750)	(113,750)	(292,500)
Net Operating Cash Flow		$(157,500)	$1,398	$14,063	$16,655	$159,552	$55,846	$90,014
Less: AMOIF		0	0	0	0	(27)	0	(27)
								0
Total Venture Cash Flow After AMOIF		$(157,500)	$1,398	$14,063	$16,655	$159,525	$55,846	$89,987
IRR	14.6%

Cash Flow to Yield 10.0% IRR
Net Equity Investment		$(157,500)	$(2,500)	$0	$0	$0	$0	$(160,000)
Cash Available for Distribution (post AMOIF)		0	3,898	14,063	16,655	18,885	5,593	59,094
ICC Terminal Value		0	0	0	0	319,390	0	319,390
HRLJ Terminal Value		0	0	0	0	0	164,003	164,003
Retirement of Debt		0	0	0	0	(178,750)	(113,750)	(292,500)
Sub-Total Cash Flow		$(157,500)	$1,398	$14,063	$16,655	$159,525	$55,846	$89,987
Implied Distribution of Terminal Value							$(34,119)	$(34,119)
Net Cash Flow		$(157,500)	$1,398	$14,063	$16,655	$159,525	$21,727	$55,868
IRR	10.0%

Cash Available for Distribution		$0	$0	$0	$0	$0	$34,119	$34,119
Maximum Payment of Distribution (20.0% of Cash Available)	0	0	0	0	0	6,824	6,824

Cash Flow to Yield 12.5% IRR
Cash Flow to Yield 10.0% IRR		$(157,500)	$1,398	$14,063	$16,655	$159,525	$21,727	$55,868
Additional Distribution Necessary to Yield 12.5% IRR							$17,964	$17,964
Net Cash Flow		$(157,500)	$1,398	$14,063	$16,655	$159,525	$39,692	$73,832
IRR	12.5%

Additional Distribution Necessary to Yield 12.5% IRR							$17,964	$17,964
100% of Cash Flow to Yield 12.5% IRR							22,456	22,456
								0
Gross Distribution (20.0% of Cash Available)							$4,491	$4,491
Less: AMOIF Paid to Date							(27)	(27)
Class B Shareholder Distribution (20% over 10% IRR)							$4,464	$4,464

Exhibit D: Asset Management Fees & Capital Event Distribution Calculation	TOTAL VENTURE
Assumes 7.1% EBITDA CAGR and 8.5% Terminal Cap Rate
Hurdle for Fee: 10.0% 10%

Leveraged Fee Calculation

			4 Months
		Aug-07	2007	2008	2009	2010	2011	Total
Days		-	122	366	365	365	365
Class B Shareholder Distribution (100% over 12.5% IRR)
Total Equity Investment		$(157,500)	$(2,500)	$0	$0	$0	$0	$(160,000)
Cash Available for Distribution (pre AMOIF)		0	3,898	14,063	16,655	18,912	5,593	59,121
Asset Manager Operating Incentive Fee		0	0	0	0	(27)	0	(27)
ICC Terminal Value						319,390	0	319,390
HRLJ Terminal Value						0	164,003	164,003
Retirement of Debt						(178,750)	(113,750)	(292,500)
Class B Shareholder Distribution (20% over 10% IRR)							(4,464)	(4,464)
Total Venture Cash Flow		$(157,500)	$1,398	$14,063	$16,655	$159,525	$51,382	$85,523
IRR	14.0%

Cash Flow to Yield 12.5% IRR
Net Equity Investment		$(157,500)	$(2,500)	$0	$0	$0	$0	$(160,000)
Cash Available for Distribution (pre AMOIF)		0	3,898	14,063	16,655	18,912	5,593	59,121
Asset Manager Operating Incentive Fee		0	0	0	0	(27)	0	(27)
ICC Terminal Value		0	0	0	0	319,390	0	319,390
HRLJ Terminal Value		0	0	0	0	0	164,003	164,003
Retirement of Debt		0	0	0	0	(178,750)	(113,750)	(292,500)
Class B Shareholder Distribution (20% over 10% IRR)		0	0	0	0	0	(4,464)	(4,464)
Sub-Total Cash Flow		$(157,500)	$1,398	$14,063	$16,655	$159,525	$51,382	$85,523
Implied Distribution of Terminal Value							$(11,690)	$(11,690)
Net Cash Flow		$(157,500)	$1,398	$14,063	$16,655	$159,525	$39,692	$73,832
IRR	12.5%
Distributions Available for Earn-Up							$11,690	$11,690
Maximum Earn-Up Distribution							46,034	46,034
Class B Shareholder Distribution (100% over 12.5% IRR)							$11,690	$11,690

Distributions Available over Distribution							$0	$0
Distributions to Venture							0	0
Distributions to Class B Shareholder (20.0% of Cash Available over previous distribution)							0	0
Class B Shareholder Distribution (20% over 10% IRR)							$0	$0

Total Earned Class B Shareholder Distribution							$16,154	$16,154

Total Venture Cash Flow & Distribution Allocation

Implied Venture Cash Flow		$(157,500)	$1,398	$14,063	$16,655	$159,525	$39,692	$73,832
IRR	12.5%
Implied Distribution to Class A Shareholders		$(157,500)	$1,398	$14,063	$16,655	$159,525	$39,692	$73,832
Less: Acual Distribution to Class B Shareholders		0	0	0	0	(26,726)	0	(26,726)
Actual Distribution to Class A Shareholders		$(157,500)	$1,398	$14,063	$16,655	$132,799	$39,692	$47,107
IRR	8.3%
IRR to Class A Shareholders to Make Whole	12.5%
Additional Distributions to Make Whole							$30,066	$30,066
Total Cash Flow		$(157,500)	$1,398	$14,063	$16,655	$132,799	$69,758	$77,173
IRR	12.5%

Additional Distributions to Make Whole							$30,066	$30,066
Total Earned Class B Shareholder Distribution							$(16,154)	$(16,154)
Total Distributions for Reallocation							$13,912	$13,912

Summary of Distributions
Net Equity Investment		$(157,500)	$(2,500)	$0	$0	$0	$0	$(160,000)
Cash Available for Distribution (pre AMOIF)		0	3,898	14,063	16,655	18,912	5,593	59,121
Asset Manager Operating Incentive Fee		0	0	0	0	(27)	0	(27)
Asset Terminal Values		0	0	0	0	319,390	164,003	483,393
Retirement of Debt		0	0	0	0	(178,750)	(113,750)	(292,500)
Class B Shareholder Distribution		0	0	0	0	(26,726)	0	(26,726)
Class B Shareholder Reallocation		0	0	0	0	0	13,912	13,912
	12.5%	$(157,500)	$1,398	$14,063	$16,655	$132,799	$69,758	$77,173

Distribution to GIC (49% Class A Shareholder)		$(77,175)	$685	$6,891	$8,161	$65,072	$34,181	$37,815
Distribution to SHR (51% Class A and 100% Class B Shareholder)		(80,325)	713	7,172	8,494	94,453	21,664	52,172

Exhibit D: Asset Management Fees & Capital Event Distribution Calculation	ICC ONLY
Assumes 7.1% EBITDA CAGR and 8.5% Terminal Cap Rate

Leveraged Fee Calculation

			4 Months
		Aug-07	2007	2008	2009	2010	2011
Days		-	122	366	365	365	-
Asset Management Fee Calculation
Total Revenues			$26,556	$81,422	$85,493	$88,912	$0
EBITDA			8,727	26,396	28,376	30,078	0
1.0% of Total Revenue			$266	$814	$855	$889	$0
3.5% of EBITDA			305	924	993	1,053	0
Asset Management Fee (maximum of above)			$305	$924	$993	$1,053	$0

Project Management Fee
Capital Expenditure			$(2,500)	$0	$0	$0	$0
3.0% of CapEx			(75)	0	0	0	0
Project Management Fee			$75	$0	$0	$0	$0

Asset Management Operating Incentive Fee Calculation
Total Capital Investment		$(275,000)	$(2,500)	$0	$0	$0	$0
Debt		178,750	0	0	0	0	0
Net Equity Investment		(96,250)	(2,500)	0	0	0	0
NOI			$7,701	$23,131	$24,866	$26,357	$0
Debt Service			(3,869)	(11,608)	(11,608)	(11,608)	0
Asset Management Fee			(305)	(924)	(993)	(1,053)	0
Project Management Fee			(75)	0	0	0	0
Cash on Investment			$3,451	$10,599	$12,264	$13,697	$0
Cummulative Cash on Investment			$3,451	$14,050	$26,314	$40,011	$40,011
Cummulative Hurdle			3,301	13,203	23,078	32,953	32,953
Cash over Cummulative Hurdle			150	847	3,236	7,058	7,058
POTENTIAL AMOIF (20.0% of Cash Available over Cummulative Hurdle)			$30	$139	$478	$764	$0
Allocation of Actual AMOIF (Calculated on Total Venture)			$0	$0	$0	$27	$0

Class B Shareholder Distribution (20% over 10% IRR)
Net Equity Investment		$(96,250)	$(2,500)	$0	$0	$0	$0
Cash Available for Distribution (pre AMOIF)			3,451	10,599	12,264	13,697	0
Terminal Value						319,390	0
Retirement of Debt						(178,750)	0
Net Operating Cash Flow		$(96,250)	$951	$10,599	$12,264	$154,337	$0
Less: AMOIF		0	0	0	0	(27)	0
Total Venture Cash Flow After AMOIF		$(96,250)	$951	$10,599	$12,264	$154,310	$0
IRR	22.0%

Cash Flow to Yield 10.0% IRR
Net Equity Investment		$(96,250)	$(2,500)	$0	$0	$0	$0
Cash Available for Distribution (post AMOIF)		0	3,451	10,599	12,264	13,669	0
Retirement of Debt		0	0	0	0	(178,750)	0
Sub-Total Cash Flow		$(96,250)	$951	$10,599	$12,264	$(165,081)	$0
Implied Distribution of Terminal Value						$269,790	$0
Net Cash Flow		$(96,250)	$951	$10,599	$12,264	$104,709	$0
IRR	10.0%

Cash Available for Distribution		$0	$0	$0	$0	$49,601	$0
Maximum Payment of Distribution (20.0% of Cash Available)		0	0	0	0	9,920	0

Cash Flow to Yield 12.5% IRR
Cash Flow to Yield 10.0% IRR		$(96,250)	$951	$10,599	$12,264	$104,709	$0
Additional Distribution Necessary to Yield 12.5% IRR						$9,318	$0
Net Cash Flow		$(96,250)	$951	$10,599	$12,264	$114,027	$0
IRR	12.5%

Additional Distribution Necessary to Yield 12.5% IRR						$9,318	$0
100% of Cash Flow to Yield 12.5% IRR						11,647	0
Gross Distribution (20.0% of Cash Available)						$2,329	$0
Less: AMOIF Paid to Date						(27)	0
Class B Shareholder Distribution (20% over 10% IRR)						$2,302	$0

Exhibit D: Asset Management Fees & Capital Event Distribution Calculation	ICC ONLY
Assumes 7.1% EBITDA CAGR and 8.5% Terminal Cap Rate

Leveraged Fee Calculation

			4 Months
		Aug-07	2007	2008	2009	2010	2011
Days		-	122	366	365	365	-
Class B Shareholder Distribution (100% over 12.5% IRR)
Total Equity Investment		$(96,250)	$(2,500)	$0	$0	$0	$0
Cash Available for Distribution (pre AMOIF)		0	3,451	10,599	12,264	13,697	0
Asset Manager Operating Incentive Fee		0	0	0	0	(27)	0
Terminal Value						319,390	0
Retirement of Debt						(178,750)	0
Class B Shareholder Distribution (20% over 10% IRR)						(2,302)	0
Total Venture Cash Flow		$(96,250)	$951	$10,599	$12,264	$152,008	$0
IRR	21.5%

Cash Flow to Yield 12.5% IRR
Net Equity Investment		$(96,250)	$(2,500)	$0	$0	$0	$0
Cash Available for Distribution (pre AMOIF)		0	3,451	10,599	12,264	13,697	0
Asset Manager Operating Incentive Fee		0	0	0	0	(27)	0
Retirement of Debt		0	0	0	0	(178,750)	0
Class B Shareholder Distribution (20% over 10% IRR)		0	0	0	0	(2,302)	0
Sub-Total Cash Flow		$(96,250)	$951	$10,599	$12,264	$(167,383)	$0
Implied Distribution of Terminal Value						$281,409	$0
Net Cash Flow		$(96,250)	$951	$10,599	$12,264	$114,027	$0
IRR	12.5%
Distributions Available						$37,981	$0
Maximum Distribution						21,034	0
Class B Shareholder Distribution (100% over 12.5% IRR)					$21,034	$0

Distributions Available over Distribution						$16,947	$0
Distributions to Venture						13,558	0
Distributions to Class B Shareholder (20.0% of Cash Available over previous distribution)						3,389	0
Class B Shareholder Distribution (20% over 10% IRR)						$3,389	$0